Exhibit 10.2

AGREEMENT AND WAIVER OF RIGHTS

1.This document constitutes an offer to you by Murphy Oil USA, Inc. Throughout this Agreement and Waiver of Rights, the term “the Company” refers to Murphy Oil USA, Inc., and the term “Agreement and Waiver” refers to this entire document, Agreement and Waiver of Rights (Paragraphs 1-17). It is important that you read and understand the terms of this Agreement and Waiver of Rights in full and that if you decide to accept and sign it, you do so knowingly and voluntarily. To enable you to do that, you are advised to consult with an attorney about this Agreement and Waiver of Rights and your rights before signing it. It is important for you to understand that, by accepting and signing this Agreement and Waiver of Rights, you will not waive or give up any rights or claims you may have against the Company that may arise after the date that you sign it.
2.The Company’s offer as described in this document will be open and effective for twenty-one (21) calendar days or through and including July 20, 2018. You may elect to accept or reject this offer within that time period and may use as much or as little of this period as you wish. If you do nothing within the twenty-one (21) day period, the offer will be considered automatically withdrawn by the Company.

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CONSIDERATION
3.Your employment with the Company terminated effective July 2, 2018. In addition to receiving your wages for all work performed by you for the Company, you will be paid a severance package consisting of the following:
Six months of salary, or $262,500, less federal, state, and local taxes, and other lawful deductions (“Severance Pay”). The Severance Pay will be paid to you in one lump sum seven (7) days after the Company receives from you a signed copy of this Agreement and a signed letter in the form of Exhibit A.
$560,000 as consideration for transition and advisory services provided to the Company (which services shall in no way restrict your ability to seek or obtain future employment in the energy sector), less all applicable federal, state, and local taxes, and other lawful deductions. This net amount will be paid to you in one lump sum seven (7) days after the Company receives from you a signed copy of this Agreement and a signed letter in the form of Exhibit A.
A maximum of $3,500 for Employee’s legal fees for review and advice regarding this Agreement. Employee shall submit an invoice to the Company for payment of such fees.
Should Employee elect continuing coverage under COBRA each month, the Company will reimburse Employee for COBRA continuing health insurance premiums through June 30, 2019 for Employee and any of his eligible dependents for whom Employee

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has previously elected coverage. Employee must provide to the Company each month proof of his continued election of coverage to qualify for reimbursement.
Other than these payments, Employee waives any claim against the Company for any additional allegedly unpaid “awards” arising from Employee’s former employers prior to working for the Company. Employee further expressly waives any claims for any unvested Executive Stock Awards or RSUs, including any that Employee claims to have been awarded, offered or promised at the time of Employee’s hire by the Company regardless of the claimed time of vesting, and any unvested profit sharing or 401k matching payments from the Company.
As further consideration, the Company agrees to release You from any obligations to repay any part of Your signing bonus or Relocation Payments due under any Agreements or Company policy.
4.You understand and agree that you would not receive the monies and/or benefits specified in Paragraph 3 above, except for your execution of this Agreement and Waiver of Rights and the fulfillment of the promises contained herein that pertain to you.
5.As part of this Agreement and Waiver of Rights, you will not be entitled to any Bonus Payments you may have earned had you remain employed through the end of 2018.
6.You affirm that you have not filed, caused to be filed, or presently are a party to any claim against the Company. You also affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may

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be entitled, and, if applicable, have reported all hours worked. You affirm that you have been granted any leave to which you may have been entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. You further affirm that you have no known workplace injuries or occupational diseases. You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. You affirm that all of the Company’s decisions regarding your pay and benefits through the date of your separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
7.The Company and Employee acknowledge that nothing herein affects Employee’s coverage under the Company’s D&O coverage for the period of Employee’s employment prior to July 2, 2018.
8.You also understand and agree that the existence and terms of this Agreement and Waiver of Rights are confidential, and you cannot discuss the Agreement and Waiver of Rights with anyone, except your spouse, financial advisor, attorney, the government, or as required by law. In addition, upon the termination of your employment, you must agree

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to return all Company property, including confidential or proprietary information that you may have in your possession or control.
9.During the course of your employment with the Company, you acquired knowledge concerning the Company’s operations, customers and accounts. This is confidential information that would not otherwise be available to you and which is not available to the public.  As part of your obligations under this Agreement and Waiver of Rights, you agree that for a period of one (1) year following your termination you will not disclose to any competitor of the Company such confidential information.  The Company shall have the right to seek injunctive relief against you to prevent further disclosure and to recover against you such damages it has suffered as a result of your breach plus attorney’s fees and costs.
10.As part of this Agreement and Waiver of Rights, both Parties agree that they will make no disparaging statements about each other to anyone.
11.As part of this Agreement and Waiver of Rights, You agree that the Company has invested substantial time and effort in assembling its present personnel. Accordingly, during the one year period following execution of this Agreement, you shall not directly or indirectly: (i) solicit, recruit, induce, attempt to recruit or induce, or encourage any director, officer, manager, employee, or independent contractor of the Company or any director, officer, manager, employee, or independent contractor or any subsidiary or affiliate of the Company to leave their employment with the Company; or (ii) hire any such individual who has left the employment of the Company or any subsidiary or affiliate of the Company if

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such hiring is proposed to occur within this two year period. Both Parties agree that this paragraph does not apply to any of your children or the children of any business partners you may have during this one year period. Both Parties also agree that this paragraph does not apply to actions arising from general advertisements or solicitations not specifically targeting the Company.
12.As part of this Agreement and Waiver of Rights, you and the Company agree that Arkansas law will govern the interpretation of this document and any disputes arising out of this document, without regard to conflict of law principles.
13.You and the Company agree that should any dispute arise concerning the interpretation or enforcement of this Agreement and Waiver of Rights, such dispute shall be resolved by the Federal Court located in Union County, Arkansas, and the parties herewith stipulate to the exclusive personal and subject matter jurisdiction of such Court.
14.Should any provision of this Agreement and Waiver of Rights be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and Waiver of Rights in full force and effect.
15.It is understood and agreed by both the Employee and the Company that nothing in this Agreement and Waiver is an admission of wrongdoing or liability for any claim. It is further understood and agreed that this Agreement and Waiver supersedes all prior agreements with the Company regarding matters addressed herein, excluding any and

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all of promises regarding arbitration, non-competition, non-solicitation, non-disclosure of confidential information or return of Company property which remain binding on you.
16.By signing this document on behalf of the Company, I am indicating the Company’s intent to make this offer to you. If you decide to accept all of the terms listed in this Agreement and Waiver please do the following things: (1) date and sign below; (2) initial each page of the Agreement in the appropriate place; (3) have your signature witnessed; and (4) follow the instructions in the cover letter as instruction and return the requested documents to John A. Moore, 200 E. Peach Street, El Dorado, AR 71730 before the respective dates listed in Paragraph 2 above. If you decide not to accept, please immediately return this document to John Moore.
17.You knowingly and voluntarily release and forever discharge the Company its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

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▪	The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified);

▪	The Age Discrimination in Employment Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	Title II of the Genetic Information Non-Discrimination Act;

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Arkansas Civil Rights Act– Ark. Code Ann. §16-123-101 et seq.;

▪	The Arkansas Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim- Ark. Code Ann. §11-9-107 (a) et seq.;

▪	The Arkansas Equal Pay Law- Ark. Code Ann. §11-4-601 et seq.;

▪	The Arkansas Genetic Information in the Workplace Act– Ark. Code Ann. §11-5-401 et seq.;

▪	The Arkansas Voting Leave Law- Ark. Code Ann. 7-1-102;

▪	The Arkansas Jury Duty Law- Ark. Code Ann. 16-31-106;

▪	The Arkansas Law On Leave For Public Service- Ark Code Ann. 21-4-101;

▪	The Arkansas Military Service Protection Act- Ark. Code Ann. 12-62-801;

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▪	The Arkansas Bone Marrow/Organ Donation Leave Law- Ark Code Ann. 11-3-205;

▪	The Arkansas Crime Victim Leave Law- Ark Code Ann. 16-90-1105;

▪	Arkansas Wage Payment and Work Hour Laws- Ark Code Ann. 11-4-210 et seq.

▪	Texas Commission on Human Rights Act, as amended – Tex. Lab. Code Ch. 21;

▪	Texas Payday Act

▪	Texas Labor Code

▪	Texas Civil Practices and Remedies Code Ann. Ch. 38

▪	any other federal, state or local law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party. The Company also agrees to voluntarily release and forever discharge Employee of and from any and all claims, known and unknown, asserted or unasserted, which the Company has or may have against Employee as of the date of execution of this Agreement and General Release.

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YOU ARE ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. YOU ALSO ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO YOUR SIGNING OF THIS AGREEMENT. IF YOU CHOSE TO SIGN THIS AGREEMENT TODAY, YOU AGREE TO WAIVE THIS TWENTY-ONE (21) DAY CONSIDERATION PERIOD.

YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY YOU SIGN THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO JOHN MOORE AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT." THE REVOCATION MUST BE PERSONALLY DELIVERED TO JOHN MOORE OR HER DESIGNEE, OR MAILED TO JOHN MOORE AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASEES.

	EMPLOYEE		Murphy Oil USA, Inc.

By:	/s/ Daryl Schofield	By:	/s/ John A. Moore

	Daryl Schofield		John Moore
Sr. Vice President & General Counsel

Date:	July 2, 2018	Date:	July 6, 2018

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